Intrepid Announces Fourth Quarter and Full-Year 2024 Results

DENVER, CO — (BUSINESS WIRE - March 3, 2025) -- Intrepid Potash, Inc. (NYSE:IPI) ("Intrepid", the "Company", "we", "us" and "our") today reports its financial results for the fourth quarter and full-year of 2024.

Key Financial & Operational Highlights for the Fourth Quarter and Full-Year 2024
•Total sales of $55.8 million in the fourth quarter and $254.7 million for the full-year 2024.
•Net loss of $207.0 million and adjusted net loss(1) of $1.4 million in the fourth quarter, and net loss $212.8 million and adjusted net loss of $3.7 million for the full-year 2024. Our results were impacted by the following non-cash charges we recorded in the fourth quarter of 2024:
◦$199.0 million of non-cash expense related to the establishment of a valuation allowance against our deferred tax assets;
◦$6.4 million in non-cash impairment expense related to our Intrepid South sand project and other oilfield equipment; and
◦$1.2 million in non-cash impairment expense at our East facility.
•Adjusted EBITDA(1) of $8.6 million for the fourth quarter, bringing our full-year 2024 adjusted EBITDA to $35.5 million.
•Cash flow from operations of $7.6 million in the fourth quarter, bringing our full-year 2024 cash flow from operations to $72.5 million, which includes the $45 million payment received from XTO in the first quarter of 2024.
•Potash production of 117 thousand tons and 295 thousand tons in the fourth quarter and full-year 2024, respectively.
•Trio® production of 67 thousand tons and 251 thousand tons in the fourth quarter and full-year 2024, respectively.

Liquidity & Investments
•We ended 2024 with cash and cash equivalents of approximately $41.3 million and had no outstanding borrowings on our $150 million revolving credit facility.
•As of February 28, 2025, cash and cash equivalents totaled approximately $43.7 million and we had no outstanding borrowings on our credit facility.

Capital Expenditures
•Our capital expenditures for 2024 totaled $38.7 million, which included the completion of Phase Two of the new brine injection pipeline at HB and a new primary pond at Wendover. For 2025, we expect our capital expenditures will be in the range of $36 to $42 million, with the majority of this being sustaining capital, including the test well at HB AMAX described below.

Potash Asset Revitalization Process & Key Projects for 2025
Overview of the Potash Asset Revitalization Process
•In 2022, we started a multiyear potash asset revitalization process with goals of maximizing our brine availability and increasing our brine residence time to develop higher-grade extraction brine. With the successful commissioning of our HB pipeline and new primary pond in Wendover, we have now commissioned all key projects and are beginning to see the benefits through increased potash production and an improvement in our unit economics.
Our 2024 potash production totaled 295 thousand tons, a 32% improvement compared to 2023, as improved brine grades and accelerated second half 2024 production resulted in calendar year production ahead of our expectations. Due to the accelerated second half production, our 2024 production figure includes approximately 15 thousand tons of potash that we previously forecast for production in the first half of 2025.
Recent Highlights of the Potash Asset Revitalization Process
•HB Solution Mine - Phase Two of New Brine Injection Pipeline: After commissioning Phase Two of the new brine injection pipeline in the third quarter of 2024, our brine injection rates have averaged approximately 1,900 gallons per minute ("GPM").
•The new pipeline has the capability to inject at rates of approximately 2,000 GPM. Over the course of the year, this would represent an increase of approximately 100% compared to our 2024 injection rates prior to commissioning Phase Two, and an increase of approximately 30% compared to the previous highs last seen in 2014. A brine injection to extraction ratio above 1.0x is key for sustaining higher levels of production, and maintaining 2,000 GPM of brine injection over the course of a year would result in this ratio being approximately 2.0x (i.e., brine injection of ~1.1 billion gallons vs. brine extraction of ~550 million gallons).

Key 2025 Project
•HB Solution Mine - AMAX Cavern: We are continuing the permitting process to drill a sample well into the AMAX Cavern at HB in order to measure the brine chemistry of the existing cavern. AMAX is the largest cavern in the HB system and is expected to serve as an expansion area to the original HB caverns which have been in service for over ten years. We are close to completing the permitting process and expect to drill the well in the second quarter of 2025. We expect to spend approximately $4.5 million on the test well, with the design of the well also meeting the specifications needed to serve as a future extraction well.

Consolidated Results, Management Commentary, & Outlook
Intrepid generated fourth quarter and full-year 2024 sales of approximately $55.8 million and $254.7 million, respectively, which compares to fourth quarter and full-year 2023 sales of approximately $56.7 million and $279.1 million, respectively. The decrease in our 2024 sales was primarily driven by lower volumes and prices in our potash segment, while our Trio® and oilfield solutions segments delivered modest sales growth in 2024 compared to 2023. During the fourth quarter of 2024, Intrepid generated a GAAP net loss of $207.0 million, a non-GAAP adjusted net loss(1) of $1.4 million, and adjusted EBITDA(1) of $8.6 million, bringing our full-year 2024 figures to a GAAP net loss of $212.8 million, a non-GAAP adjusted net loss(1) of approximately $3.7 million, and adjusted EBITDA(1) of $35.5 million.

Kevin Crutchfield, Intrepid's Chief Executive Officer commented: "I want to thank the Board, Matt, and the rest of the Intrepid team for successfully guiding the Company through an uncertain period during much of last year. They did an exceptional job and I'm excited to help build on what Intrepid accomplished in 2024.
When I joined in December, my primary directive was clear: ensure we deliver on the previously established strategic priorities that will position Intrepid for long-term success. Related to these efforts, I'm very pleased to share that our 2024 potash production increased by over 30% compared to 2023 and our Trio® sales volumes of 254 thousand tons was a company record. The higher levels of production delivered the expected decreases to our unit economics in potash and Trio®, with the benefits being most pronounced in the fourth quarter. Even with the backdrop of lower potash prices, our focus on our core business helped drive better margins in the second half of the year, with our second half adjusted EBITDA of approximately $18.5 million being roughly double the same prior year figure.
Overall, we're optimistic on the outlook. Over the past five months, key crops have rallied higher from their August lows, while potash prices have started to move higher due to the balanced global potash supply fundamentals and strong in-season demand during spring application. Looking ahead in 2025, we plan to build off the significant improvements in potash production we saw in 2024 while also maintaining our focus on operational efficiencies and cost controls for further margin improvement."

Segment Highlights
Potash

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$28,867	$28,557	$124,833	$155,920
Gross margin	$4,468	$4,333	$17,420	$35,049

Potash production volume (in tons)	117	79	295	224
Potash sales volume (in tons)	57	45	240	258

Average potash net realized sales price per ton(1)	$347	$431	$377	$466

In the fourth quarter of 2024, our potash sales increased $0.3 million compared to the same prior year period, as a 12 thousand ton increase in sales volumes was mostly offset by a 20% decrease in our average net realized sales price per ton(1). The increased sales volumes were a result of the higher production related to our potash asset revitalization process.
Our fourth quarter potash production of 117 thousand tons brought our full-year 2024 production to 295 thousand tons, which compares to 79 thousand tons and 224 thousand tons, respectively, in the same prior year periods. The higher potash production was primarily driven by higher brine grades and recovery at HB, as well as an accelerated start to production in the second half of 2024.

Full-year 2024 potash sales decreased $31.0 million, or 24%, compared to 2023, as our potash average net realized sales price per ton(1) decreased 19%, combined with a 7% decrease in potash tons sold. We sold fewer tons of potash in 2024 compared to 2023, as we began 2024 with less inventory of potash to sell due to lower potash production from our HB and Wendover facilities during the second half of 2023.
Potash cost of goods sold decreased $13.5 million, or 14%, in 2024, compared to 2023, due to a 7% decrease in potash tons sold and a 32% increase in potash production in 2024 compared to 2023, which decreased our per ton production costs. A significant portion of our production costs are fixed and an increase in tons produced results in lower per ton production costs.
During 2024, we recorded $4.0 million in lower of cost or net realizable value inventory adjustments for certain potash products as our weighted average carry cost per ton exceeded our expected net realizable value per potash ton. In 2023, we recorded $2.7 million in lower of cost or net realizable value inventory adjustments.
Our potash segment gross margin decreased $17.6 million in 2024, compared to 2023, due to the factors discussed above.

Trio®

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands, except per ton data)
Sales	$23,490	$21,130	$105,428	$102,182
Gross margin (deficit)	$2,791	$(2,378)	$4,438	$(3,995)

Trio® production volume (in tons)	67	57	251	216
Trio® sales volume (in tons)	54	49	254	228

Average Trio® net realized sales price per ton(1)	$330	$292	$311	$321

In the fourth quarter of 2024, our Trio® segment sales increased $2.4 million compared to the same prior year period, driven by a five thousand ton increase in sales volumes and a 13% increase in our average net realized sales price per ton(1).
Our fourth quarter Trio® production of 67 thousand tons brought our full-year 2024 production to 251 thousand tons, which compares to 57 thousand tons and 216 thousand tons, respectively, in the same prior year periods. The higher Trio® production was primarily driven by higher ore grades and recovery, as well by better efficiencies from the continuous miners.

Our total Trio® segment sales increased $3.2 million, or 3%, in 2024, as compared to 2023. Our Trio® sales increased $8.4 million, or 9%, in 2024, as compared to 2023, as we sold 11% more tons partially offset by a 3% decrease in our average net realized sales price per ton(1). Our Trio® segment byproduct sales decreased $5.2 million in 2024 compared to 2023, as we increased the volume of water used for injection at our HB plant and we sold fewer barrels of water from our Caprock water rights. Sales volumes increased in 2024 compared to 2023, as we sold more Trio® tons into row crop markets, which was primarily driven by the solid sulfate value of Trio®.

Our Trio® segment cost of goods sold decreased 6% in 2024, compared to 2023. While we sold 11% more Trio® tons in 2024 compared to 2023, our production costs decreased approximately 20%, which was primarily driven by an approximately $6.8 million decrease in labor expenses. Our labor costs decreased in 2024 compared to 2023, as we operated fewer shifts at our East mine.
In 2024, we did not record any lower of cost or net realizable value inventory adjustments in Trio®. In 2023, we recorded $3.8 million in lower of cost or net realizable value inventory adjustments.
Our Trio® segment gross margin increased $8.4 million in 2024, compared 2023, due to the factors discussed above.

Oilfield Solutions

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Sales	$3,499	$7,045	$24,685	$21,310
Gross margin	$33	$2,666	$7,224	$5,792

In the fourth quarter of 2024, our oilfield solutions segment sales decreased by $3.5 million compared to the same prior year period, primarily due to the timing of water sales. In 2024, our oilfield solutions segment sales increased 16% compared to 2023, driven by an increase of $4.0 million in water sales and an increase of $0.1 million in brine water sales, partially offset by a $0.7 million decrease in sales of other products and services.
Demand for brine water remained strong in 2024 due to continued oil and gas activity in the Permian Basin near Intrepid South. Our other products and services sales decreased in 2024, compared to 2023, due to a decrease in surface use and easement sales. Surface use and easement sales fluctuate based on the timing of recognizing sales from the various performance obligations contained in the underlying agreements.
Our oilfield solutions cost of goods sold increased 13% in 2024 compared to 2023, as we purchased more third-party water for resale to meet the demand for the large frac completed on Intrepid South in the third quarter of 2024. Gross margin increased $1.4 million, or 25%, in 2024 compared to 2023, due to the factors described above.

Notes
1 Adjusted net loss, average net realized sales price per ton and adjusted EBITDA are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

Intrepid will host a conference call on Tuesday, March 4, 2025, at 12:00 p.m. Eastern Time to discuss the results and other operating and financial matters and answer investor questions.
Management invites you to listen to the conference call by using the toll-free dial-in number 1 (800) 715-9871 or International dial-in number 1 (646) 307-1963; please use conference ID 1179359.

The call will also be streamed on the Intrepid website, intrepidpotash.com. A recording of the conference call will be available approximately two hours after the completion of the call by dialing 1 (800) 770-2030 for toll-free, 1 (609) 800-9909 for International, or at intrepidpotash.com. The replay of the call will require the input of the conference identification number 1179359. The recording will be available through March 11, 2025.

About Intrepid
Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services. Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements
This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance and cash flows, water sales, production costs, and its market outlook. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of our products and services;
•challenges and legal proceedings related to our water rights;
•our ability to successfully identify and implement any opportunities to grow our business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•the costs of, and our ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;

•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•our ability to prevail in outstanding legal proceedings against us;
•our ability to comply with the terms of our revolving credit facility, including the underlying covenants;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•our ability to fund necessary capital investments;
•the impact of global health issues and other global disruptions on our business, operations, liquidity, financial condition and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2023, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Evan Mapes, CFA, Investor Relations Manager
Phone: 303-996-3042
Email: evan.mapes@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Sales	$55,803	$56,663	$254,694	$279,083
Less:
Freight costs	8,490	7,620	38,765	37,635
Warehousing and handling costs	2,742	2,567	11,475	10,832
Cost of goods sold	35,648	38,776	171,415	187,278
Lower of cost or net realizable value inventory adjustments	1,631	3,079	3,957	6,492
Gross Margin	7,292	4,621	29,082	36,846

Selling and administrative	7,518	7,932	32,966	32,423
Accretion of asset retirement obligation	622	535	2,489	2,140
Impairment of long-lived assets	7,626	42,767	10,708	43,288
Loss on sale of assets	1,326	555	1,952	807
Other operating income	(1,186)	(77)	(5,215)	(1,329)
Other operating expense	3,087	354	6,040	3,486
Operating Loss	(11,701)	(47,445)	(19,858)	(43,969)

Other Income (Expense)
Equity in earnings (loss) of unconsolidated entities	(43)	(194)	(299)	(486)
Interest expense, net	(112)	—	(112)	—
Interest income	385	49	1,712	298
Other (expense) income	(159)	20	45	95
Loss Before Income Taxes	(11,630)	(47,570)	(18,512)	(44,062)

Income Tax (Expense) Benefit	(195,419)	10,282	(194,333)	8,389
Net Loss	$(207,049)	$(37,288)	$(212,845)	$(35,673)

Weighted Average Shares Outstanding:
Basic	12,908,078	12,792,650	12,880,026	12,760,937
Diluted	12,908,078	12,792,650	12,880,026	12,760,937
Net Loss Per Share:
Basic	$(16.04)	$(2.91)	$(16.53)	$(2.80)
Diluted	$(16.04)	$(2.91)	$(16.53)	$(2.80)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2024 AND 2023
(In thousands, except share and per share amounts)

	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$41,309	$4,071
Short-term investments	989	2,970
Accounts receivable:
Trade, net	22,465	22,077
Other receivables, net	763	1,470
Inventory, net	112,968	114,252
Other current assets	5,269	7,200
Total current assets	183,763	152,040

Property, plant, equipment, and mineral properties, net	344,338	358,249
Water rights	19,184	19,184
Long-term parts inventory, net	33,775	30,231
Long-term investments	3,571	6,627
Other assets, net	9,889	8,016
Non-current deferred tax asset, net	—	194,223
Total Assets	$594,520	$768,570

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,616	$12,848
Accrued liabilities	9,483	14,061
Accrued employee compensation and benefits	9,842	7,254
Other current liabilities	10,062	12,401
Total current liabilities	38,003	46,564

Advances on credit facility	—	4,000
Asset retirement obligation	32,354	30,077
Operating lease liabilities	780	741
Finance lease liabilities	1,838	1,451
Deferred other income, long-term	45,489	—
Other non-current liabilities	1,664	1,309
Total Liabilities	120,128	84,142

Commitments and Contingencies

Common stock, $0.001 par value; 40,000,000 shares authorized:
and 12,908,078 and 12,807,316 shares outstanding
at December 31, 2024 and 2023, respectively	14	13
Additional paid-in capital	668,445	665,637
(Accumulated deficit) retained earnings	(172,055)	40,790
Less treasury stock, at cost	(22,012)	(22,012)
Total Stockholders' Equity	474,392	684,428
Total Liabilities and Stockholders' Equity	$594,520	$768,570

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net loss	$(207,049)	$(37,288)	$(212,845)	$(35,673)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	10,430	10,773	37,361	39,078
Amortization of intangible assets	82	81	328	322
Accretion of asset retirement obligation	622	535	2,489	2,140
Amortization of deferred financing costs	75	75	301	301
Stock-based compensation	848	1,463	3,583	6,534
Reserve for obsolescence	1,200	369	1,843	509
Allowance for doubtful accounts	120	—	120	110
Impairment of long-lived assets	7,626	42,767	10,708	43,288
Loss on disposal of assets	1,326	555	1,952	807
Unrealized loss on equity investments	165	—	266	—
Equity in earnings of unconsolidated entities	43	194	299	486
Distribution of earnings from unconsolidated entities	—	—	—	452
Lower of cost or net realizable value inventory adjustments	1,631	3,079	3,957	6,492
Changes in operating assets and liabilities:
Trade accounts receivable, net	9,638	2,014	(508)	4,550
Other receivables, net	1,887	958	642	(701)
Inventory, net	(10,385)	(14,240)	(10,833)	(11,861)
Other current assets	(136)	(2,959)	(362)	(3,857)
Deferred tax assets	195,402	(10,227)	194,223	(8,471)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(7,528)	1,500	(3,519)	(3,716)
Operating lease liabilities	(345)	(517)	(1,419)	(1,735)
Deferred other income	(564)	5,000	42,744	5,000
Other liabilities	2,471	472	1,165	(826)
Net cash provided by operating activities	7,559	4,604	72,495	43,229

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(6,123)	(6,576)	(38,706)	(65,060)
Proceeds from sale of property, plant, equipment, and mineral properties	183	—	4,839	125
Additions to intangible assets	(200)	—	(200)	—
Purchase of investments	—	—	—	(1,415)
Proceeds from redemptions/maturities of investments	1,000	1,500	3,000	6,000
Other investing, net	1,120	128	1,536	796
Net cash used in investing activities	(4,020)	(4,948)	(29,531)	(59,554)

Cash Flows from Financing Activities:
Payments of financing leases	(262)	(198)	(942)	(597)
Proceeds from borrowings on credit facility	—	2,000	—	9,000
Repayments of borrowings on credit facility	—	—	(4,000)	(5,000)
Employee tax withholding paid for restricted shares upon vesting	—	(174)	(775)	(1,511)
Net cash (used in) provided by financing activities	(262)	1,628	(5,717)	1,892

Net Change in Cash, Cash Equivalents, and Restricted Cash	3,277	1,284	37,247	(14,433)
Cash, Cash Equivalents, and Restricted Cash, beginning of period	38,621	3,367	4,651	19,084
Cash, Cash Equivalents, and Restricted Cash, end of period	$41,898	$4,651	$41,898	$4,651

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In thousands)

	Three Months Ended December 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,957	$—	$—	$(53)	$21,904
Trio®	—	23,189	—	—	23,189
Water	—	—	943	—	943
Salt	3,179	301	—	—	3,480
Magnesium Chloride	1,857	—	—	—	1,857
Brines	1,874	—	968	—	2,842
Other	—	—	1,588		1,588
Total Revenue	$28,867	$23,490	$3,499	$(53)	$55,803

	Year Ended December 31, 2024
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$100,199	$—	$—	$(252)	$99,947
Trio®	—	104,773	—	—	104,773
Water	—	—	13,602	—	13,602
Salt	12,378	655	—	—	13,033
Magnesium Chloride	5,324	—	—	—	5,324
Brines	6,932	—	4,204	—	11,136
Other	—	—	6,879	—	6,879
Total Revenue	$124,833	$105,428	$24,685	$(252)	$254,694

	Three Months Ended December 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$20,965	$—	$—	$(69)	$20,896
Trio®	—	19,457	—	—	19,457
Water	69	1,426	4,249	—	5,744
Salt	2,976	247	—	—	3,223
Magnesium Chloride	3,322	—	—	—	3,322
Brines	1,225	—	1,203	—	2,428
Other	—	—	1,593		1,593
Total Revenue	$28,557	$21,130	$7,045	$(69)	$56,663

	Year Ended December 31, 2023
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$131,206	$—	$—	$(329)	$130,877
Trio®	—	96,344	—	—	96,344
Water	297	5,316	9,569	—	15,182
Salt	11,973	522	—	—	12,495
Magnesium Chloride	8,161	—	—	—	8,161
Brines	4,283	—	4,056	—	8,339
Other	—	—	7,685	—	7,685
Total Revenue	$155,920	$102,182	$21,310	$(329)	$279,083

Three Months Ended December 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$28,867	$23,490	$3,499	$(53)	$55,803
Less: Freight costs	3,200	5,343	—	(53)	8,490
Warehousing and handling costs	1,417	1,325	—	—	2,742
Cost of goods sold	18,151	14,031	3,466	—	35,648
Lower of cost or net realizable value inventory adjustments	1,631	—	—	—	1,631
Gross Margin	$4,468	$2,791	$33	$—	$7,292
Depreciation, depletion, and amortization incurred(2)	$8,136	$901	$1,031	$444	$10,512

Year Ended December 31, 2024	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$124,833	$105,428	$24,685	$(252)	$254,694
Less: Freight costs	13,176	25,841	—	(252)	38,765
Warehousing and handling costs	6,306	5,169	—	—	11,475
Cost of goods sold	83,974	69,980	17,461	—	171,415
Lower of cost or net realizable value inventory adjustments	3,957	—	—	—	3,957
Gross Margin	$17,420	$4,438	$7,224	$—	$29,082
Depreciation, depletion, and amortization incurred(2)	$27,955	$3,500	$4,431	$1,803	$37,689

Three Months Ended December 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$28,557	$21,130	$7,045	$(69)	$56,663
Less: Freight costs	2,516	5,173	—	(69)	7,620
Warehousing and handling costs	1,327	1,240	—	—	2,567
Cost of goods sold	18,755	15,642	4,379	—	38,776
Lower of cost or net realizable value inventory adjustments	1,626	1,453	—	—	3,079
Gross Margin (Deficit)	$4,333	$(2,378)	$2,666	$—	$4,621
Depreciation, depletion, and amortization incurred(2)	$7,625	$1,923	$1,077	$229	$10,854

Year Ended December 31, 2023	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales(1)	$155,920	$102,182	$21,310	$(329)	$279,083
Less: Freight costs	14,753	23,211	—	(329)	37,635
Warehousing and handling costs	5,957	4,875	—	—	10,832
Cost of goods sold	97,452	74,308	15,518	—	187,278
Lower of cost or net realizable value inventory adjustments	2,709	3,783	—	—	6,492
Gross Margin (Deficit)	$35,049	$(3,995)	$5,792	$—	$36,846
Depreciation, depletion and, amortization incurred(2)	$28,378	$6,288	$3,849	$885	$39,400

(1) Segment sales include the sales of byproducts generated during the production of potash and Trio®.
(2) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation and depletion amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2024 AND 2023
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share
Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or net loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that Intrepid believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Loss	$(207,049)	$(37,288)	$(212,845)	$(35,673)
Adjustments
Impairment of long-lived assets	7,626	42,767	10,708	43,288
Loss on sale of assets	1,326	555	1,952	807
CEO separation costs, net	—	—	1,050	—
Valuation allowance for deferred tax assets	199,026	—	199,026	—
Calculated income tax effect(1)	(2,328)	(11,264)	(3,565)	(11,465)
Total adjustments	205,650	32,058	209,171	32,630
Adjusted Net Loss	$(1,399)	$(5,230)	$(3,674)	$(3,043)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net Loss Per Diluted Share	$(16.04)	$(2.91)	$(16.53)	$(2.80)
Adjustments
Impairment of long-lived assets	0.59	3.34	0.83	3.39
Loss on sale of assets	0.10	0.04	0.15	0.06
CEO separation costs, net	—	—	0.08	—
Valuation allowance for deferred tax assets	15.42	—	15.45	—
Calculated income tax effect(1)	(0.18)	(0.88)	(0.28)	(0.90)
Total adjustments	15.93	2.50	16.23	2.55
Adjusted Net Loss Per Diluted Share	$(0.11)	$(0.41)	$(0.30)	$(0.25)

(1) - Assumes an annual effective tax rate of 26% for 2024 and 2023.

Average Potash and Trio® Net Realized Sales Price per Ton
Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per-ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Potash and Trio® Net Realized Sales Price per Ton:

	Potash Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2024	2023
Total Segment Sales	$28,867	$28,557
Less: Segment byproduct sales	6,910	7,592
Potash freight costs	2,170	1,590
Subtotal	$19,787	$19,375

Divided by:
Potash tons sold	57	45
Average net realized sales price per ton	$347	$431

	Potash Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2024	2023
Total Segment Sales	$124,833	$155,920
Less: Segment byproduct sales	24,634	24,714
Potash freight costs	9,675	10,911
Subtotal	$90,524	$120,295

Divided by:
Potash tons sold	240	258
Average net realized sales price per ton	$377	$466

	Trio® Segment
	Three Months Ended December 31,
(in thousands, except per ton amounts)	2024	2023
Total Segment Sales	$23,490	$21,130
Less: Segment byproduct sales	301	1,673
Trio® freight costs	5,343	5,173
Subtotal	$17,846	$14,284

Divided by:
Trio® tons sold	54	49
Average net realized sales price per ton	$330	$292

	Trio® Segment
	Year Ended December 31,
(in thousands, except per ton amounts)	2024	2023
Total Segment Sales	$105,428	$102,182
Less: Segment byproduct sales	655	5,838
Trio® freight costs	25,841	23,211
Subtotal	$78,932	$73,133

Divided by:
Trio® tons sold	254	228
Average net realized sales price per ton	$311	$321

Adjusted EBITDA
Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.
Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Loss	$(207,049)	$(37,288)	$(212,845)	$(35,673)
Adjustments
Impairment of long-lived assets	7,626	42,767	10,708	43,288
Loss on sale of assets	1,326	555	1,952	807
CEO separation costs, net	—	—	1,050	—
Interest expense	112	—	112	—
Income tax expense (benefit)	195,419	(10,282)	194,333	(8,389)
Depreciation, depletion, and amortization	10,430	10,773	37,361	39,078
Amortization of intangible assets	82	81	328	322
Accretion of asset retirement obligation	622	535	2,489	2,140
Total adjustments	215,617	44,429	248,333	77,246
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$8,568	$7,141	$35,488	$41,573